Exhibit 10.28

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed. Confidential

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EXECUTION COPY

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (this “Agreement”) is entered into as of this 21st day of September, 2022 (the “Agreement Effective Date”), by and between Abpro Corporation, a Delaware corporation with its principal place of business at 68 Cummings Park Drive, Woburn, Massachusetts 01801 (“Abpro”), and Celltrion, Inc., a company organized and existing under the laws of Korea with its principal place of business at 23, Academy-ro, Yeonsu-gu, Incheon, 22014, the Republic of Korea (“Celltrion”). Abpro and Celltrion are sometimes collectively referred to herein as the “Parties” and each separately as a “Party”.

RECITALS

WHEREAS, Abpro is a biopharmaceutical research and development company that owns or otherwise controls the rights to the Abpro Molecule (as defined below) and desires to collaborate with Celltrion to further the research, clinical and commercial Development of such Abpro Molecule; and

WHEREAS, Celltrion is a pharmaceutical company headquartered in Korea that has the capability to commercially develop Products (as defined below); and

WHEREAS, the Parties wish to enter a worldwide collaboration relating to the Abpro Molecule on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms will have the meanings set forth below when used in this Agreement:

1.1 “Abpro Indemnitees” shall have the meaning given to it in Section 9.1(a).

1.2 “Abpro Molecule” means the proprietary bispecific antibody targeting HER2 and CD3 Controlled by Abpro known as “ABP-102,” and all derivatives thereof described in the Abpro Patent Rights and Controlled by Abpro, including those set forth on Appendix B.

1.3 “Abpro Molecule IP” means all (i) Abpro Patent Rights, and (ii) Abpro Know-How.

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1.4 “Abpro Know-How” means research and development data, information, reports, studies, validation methods and procedures, unpatented inventions, knowledge, trade secrets, technical or other data or information, or other materials, methods, procedures, processes, flow diagrams, materials, developments or technology, including all biological, chemical, pharmacological, toxicological, clinical, manufacturing, analytical, safety, quality assurance, quality control and other data, information, reports or studies Controlled by Abpro and/or its Affiliates concerning or otherwise related to the Abpro Molecule.

1.5 “Abpro Patent Rights” shall mean Abpro’s rights throughout the Territory in: (a) the patents and patent applications listed in Appendix A, as well as any of the patents and patent applications claiming Inventions arising from the patents and patent applications listed in the Appendix A (if any, which shall be added to Appendix A); (b) the patents that issue from or claim priority to any patents or patent applications referenced in (a) above and listed in Appendix A, including any divisionals, continuations, and extensions thereof, and any patents issuing therefrom, but not including claims in continuation-in-part applications or patents except to the extent provided in (c) below; (c) continuation-in-part applications or patents described in (a) or (b) above, to the extent that such continuation-in-part applications or patents are entitled to priority to patents or patent applications listed in (a) or (b) above; and (d) any reissues or re-examinations of patents described in (a), (b), or (c) above.

1.6 “Affiliate” means, with respect to a Person, any corporation or legal entity (i) of which fifty percent (50%) or more of the securities, other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by, or are under common ownership with, a Person; (ii) which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities, other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of a Person; (iii) which is de facto controlled by or is under common de facto control with, or which de facto controls, a Person; or (iv) any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. For avoidance of doubt, Celltrion Healthcare, Co., Ltd. shall be considered an Affiliate of Celltrion so long as it meets the criteria set forth in the definition of “Affiliate”.

1.7 “Applicable Law” means individually and collectively, any federal, state, local, national and supranational laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements having the binding effect of law of national securities exchanges, automated quotation systems or securities listing organizations, Regulatory Authorities, courts, tribunals and agencies, legislative bodies and commissions that are in effect from time to time during the term of this Agreement, each as the same may be amended or supplemented, that are applicable to the conduct of the activities under this Agreement.

1.8 “Background IP” means any intellectual property and rights associated with such intellectual property of a Party which is owned, licensed to, and/or Controlled by such Party (a) prior to the Agreement Effective Date and (b) which are not invented or discovered in the course of or are arising from the performance of this Agreement.

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1.9 “Celltrion Development Costs” means all direct costs actually incurred by Celltrion or its Affiliates in the categories below prior to First Commercial Sale following US FDA or EMA regular Regulatory Approval (whichever occurs first); provided that in the case of an accelerated approval the direct costs for (i) completion of all necessary Phase III clinical trials for Regulatory Approval in the US FDA or EMA (whichever occurs first) for the first indication of Product, and (ii) the procurement of regular Regulatory Approval (which means any Regulatory Approval that is not accelerated approval) of the first indication of Product in such US FDA or EMA jurisdiction (whichever occurs first) are also included in the “Celltrion Development Costs”, in each case in the following categories: costs related to CMC development, cGMP manufacturing, clinical development of the Abpro Molecule, and/or obtaining and maintaining Regulatory Approval(s) to the extent previously approved in writing by the Steering Committee in an Annual Budget Plan, in each case calculated with IFRS, consistently applied.  (For the avoidance of doubt, (1) reasonable internal direct costs (i.e., allocated salaries) that are actually incurred by Celltrion or its Affiliates and approved in writing by the Steering Committee in an Annual Budget Plan shall be taken into account as costs for the purposes of this definition, but (2) overhead allocations and amounts paid or payable to Abpro under this Agreement do not count as costs for the purposes of this definition.)

1.10	“Celltrion Indemnitees” shall have the meaning given to it in Section 9.1(b).

1.11	“Clinical Plan” shall have the meaning given to it in Section 3.6.

1.12 “Control” or “Controlled” means, with respect to the intellectual property rights of a Party, that such Party and/or its Affiliates owns or has licensed (or otherwise has obtained rights to or under) such intellectual property rights and such Party and/or its Affiliates has the right to grant licenses or sublicenses, as applicable, to such intellectual property rights to the other Party as contemplated by this Agreement, without requiring the consent of a Third Party or violating the terms of any agreement or arrangement with such Third Party.

1.13 “Commercially Reasonable Efforts” mean exerting such efforts and employing such resources as would normally be exerted or employed by a reasonable Third Party company for a product of similar market potential at a similar stage of its product life, when utilizing sound and reasonable scientific and business practice and judgement to Develop the Product in a timely manner and maximize the economic return to the Parties from its commercialization. “Commercially Reasonable Efforts” shall not be satisfied by Celltrion if at any time prior to First Commercial Sale, the Celltrion Development Costs and all costs of Celltrion listed in the Appendix D (which are, for the avoidance of doubt, the pharmacology in vivo testing costs and the GLP TOX Study + IND costs) actually incurred from the Effective Date are less than : US$ 2,000,000 in the aggregate up to and including the calendar month in which IND is filed, thereafter US$3,000,000 in the aggregate up to and including the calendar month in which Phase II starts, thereafter US$ 5,000,000 in the aggregate up to and including the calendar month in which Phase III starts, and thereafter US$ 15,000,000 in the aggregate up to an including the calendar month in which Regulatory Approval of either US FDA or EMA is obtained, whichever occurs first (no floor after Regulatory Approval). Further, “Commercially Reasonable Efforts” shall also not be satisfied by Celltrion if the Non-Inferiority Verification Completion Date has not occurred within twenty-four (24) months of the Collaboration Effective Date.

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1.14 “Confidential Information” means all information, technology, inventions, discoveries, know-how, data, formulae, compositions, biological materials, substances, processes and equipment which are regarded as confidential by a Party (hereinafter, the “Disclosing Party”) and disclosed to the other Party (hereinafter, the “Receiving Party”). Notwithstanding the foregoing, specific information shall not be considered “Confidential Information” to the extent that the Receiving Party can demonstrate by written record or other suitable physical evidence that such information: (a) was known by the Receiving Party prior to communication by the Disclosing Party of such information to such Receiving Party; (b) was a matter of public knowledge at the time of such disclosure to the Receiving Party; (c) becomes a matter of public knowledge, without fault on the part of the Receiving Party, subsequent to the disclosure by the Disclosing Party of such information to the Receiving Party; (d) was disclosed to the Receiving Party by a Third Party lawfully having possession of such information without an obligation of confidentiality; or (e) was independently discovered or developed by the Receiving Party or its Affiliates, without the use of the Disclosing Party’s Confidential Information as evidenced by contemporaneous written evidence.

1.15 “Development” or “Develop” means, with respect to the Abpro Molecule and/or Product, the performance of all research, non-clinical, pre-clinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, and statistical analysis), clinical trials, manufacturing and regulatory activities that are required to obtain Regulatory Approval of the Product under this Agreement.

1.16	“Dispute” shall have the meaning given to it in Section 13.1.

1.17 “Distributor” shall mean any Third Party to whom Celltrion has granted, express or implied, the right to distribute a Product pursuant to Section 2.2.

1.18	“First Commercial Sale” shall mean the first Sale anywhere in the Territory of a Product.

1.19	“Field” shall mean all fields of use of the Abpro Molecule.

1.20 “IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

1.21 “Invention” shall mean any and all discoveries, inventions and other subject matter (whether patentable or not) conceived, reduced to practice or otherwise discovered by or on behalf of either Party, their Affiliates or a Third-Party Collaborator, after the Agreement Effective Date, in the course of performing the Research Plan and/or Clinical Plan, and/or other activities under this Agreement and all intellectual property rights in any of the foregoing.

1.22 “Main MTA” means that certain Material Transfer Agreement, a copy of which is attached hereto as Appendix C.

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1.23 “Net Sales” means the gross amount received, cash or non-cash, by Celltrion and its Affiliates on account of Sales of Products from any Third Party Collaborator, Distributor or other Person less: (a) freight expense (actual), including insurance, to the extent it is not charged to or reimbursed by the customer; (b) cash discounts actually granted and deducted solely on account of sales of Products; (c) rebates actually paid to individual or group purchasers of Products that are solely on account of the purchase of such Products; (d) credits issued for returns of Products recalled or not accepted by customers (including but not limited to wholesaler and retailer returns, chargebacks and allowances); (e) taxes (including, but not limited to sales, value added, consumption and similar taxes, excise taxes, customs duties, customs levies, import fees and mandatory payments made to governmental authorities;) actually incurred, paid or collected and remitted to the relevant tax authority for the sale of Products; and (f) the actual or accrued amount of write-offs for bad debt and not exceeding five (5) percent of the Net Sales amount prior to the deduction in this subsection. No deductions shall be taken or permitted in calculating Net Sales that depend or are based in whole or in part on the sale or purchase of any product or service that is not a Product, including without limitation for the practice commonly known as “bundling.” Net Sales shall be deemed to have occurred and the applicable Product “Sold” on the earliest of the date of billing, invoicing, delivery or payment or the due date for payment. The Net Sales shall be calculated using Celltrion’s, its Affiliate’s or any Third Party Collaborator’s internal audited systems used to report such sales as adjusted for any of items (a)-(f) above not taken into account in such systems. All amounts shall be determined from the books and records of Celltrion and its Affiliates or any Third Party Collaborator maintained in accordance with IFRS consistently applied.

1.24 “Non-Inferiority Verification” means statistical confirmation of non-inferiority of Abpro Molecule compared to Runimotamab (RG-6194) in the in vivo efficacy studies set forth on Appendix E.

1.25 “Non-Inferiority Verification Completion Date” means the date on which Celltrion confirms to Abpro in writing that Non-Inferiority Verification is complete.

1.26	“Patent Costs” shall have the meaning given to it in Section 5.2.

1.27	“Payment” shall have the meaning given to it in Section 5.8.

1.28 “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, limited liability company, or other entity.

1.29 “Product” shall mean any article, device or composition that incorporates the Abpro Molecule.

1.30 “Profit” means, for any period from First Commercial Sale, (x) all Net Sales of Product and Third Party Collaborator Income received for such period by Celltrion and its Affiliates less (y) all direct costs actually incurred by Celltrion or its Affiliates relating to the Development or commercialization of the Product in the same period to the extent previously approved in writing by the Steering Committee in an Annual Budget Plan, in each case calculated in accordance with IFRS consistently applied. (For the avoidance of doubt, (1) reasonable manufacturing costs, marketing costs, and overhead allocations actually incurred by Celltrion or its Affiliates and previously approved in writing by the Steering Committee in an Annual Budget Plan shall be taken into account as costs for the purposes of this definition, but (2) Celltrion Development Costs and

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amounts paid or payable to Abpro under this Agreement do not count as costs for the purposes of this definition.). Furthermore, if for any applicable Reporting Period or period for calculation of the Profit, the amount of (y) above is greater than the amount of (x) (i.e., there is a loss for such period), there shall be no Profit Split for the applicable Reporting Period or period for calculation of the Profit and such loss amount shall be carried over to the next Reporting Period or period as a cost item for calculation of the Profit where there is a Profit achieved.

1.31 “Regulatory Approval(s)” means, with respect to a Product, all regulatory approvals, authorizations, licenses, applications, supplements, variations, agreements and/or permits issued by any Regulatory Authority in such country necessary to research, Develop, manufacture, market, and otherwise commercialize the Product in accordance with Applicable Law.

1.32 “Regulatory Authority” means any federal, national, international, state or local regulatory authority, regulatory agency or other governmental body or entity in any country with authority over the research, development, testing, manufacture, use, storage, importation, promotion, marketing, pricing or sale of a pharmaceutical product in such country, including, as applicable, the United States Food and Drug Administration (FDA),the European Medicines Agency (EMA), and the Ministry of Food and Drug Safety of Korea (KFDA).

1.33 “Related Party” with respect to either Party means (i) any Affiliate of such Party, (ii) any Person in which such Party or any Affiliate owns an equity interest of more than 5% of any class of securities, (iii) any Person that owns an equity interest of more than 5% of any class of such Party’s or any Affiliate’s securities, and (iv) any director, officer or employee of any of the foregoing or members of their immediate family.

1.34 “Reporting Period” shall mean each three (3) month period ending March 31, June 30, September 30 and December 31.

1.35	“Research Plan” means the pre-clinical development plan attached as Appendix D.

1.36 “SEC MTA” means that certain Material Transfer Agreement, a copy of which is attached hereto as Appendix C.

1.37 “Sell” (and “Sale” and “Sold” as the case may be) shall mean to sell or have sold, to lease or have leased, to import or have imported or otherwise to transfer or have transferred a Product for valuable consideration (in the form of cash or otherwise).

1.38 “Territory” shall mean worldwide, subject to Section 7.3 (Celltrion’s Election not to Proceed).

1.39	“Third Party” means any Person other than the Parties or their respective Affiliates.

1.40 “Third Party Collaborator” shall mean any Third Party that has been granted any right or license in accordance with Section 2.2, including any Distributor granted the right to Sell Products for or on behalf of Celltrion, its Affiliates and/or an authorized Third Party Collaborator.

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1.41 “Third Party Collaborator Income” shall mean any consideration in any form received by Celltrion and/or Celltrion’s Affiliate(s) attributable to a grant of any right or license to a Third Party Collaborator under Section 2.2 (whether or not such grant is in the form of a sublicense). Third Party Collaborator Income shall include without limitation any upfront or signing fee, royalties, profit shares and/or milestone payments as well as distribution or marketing fees, research and development funding paid to Celltrion and/or Celltrion’s Affiliate(s), and shall also include any consideration received for an equity interest in, extension of credit to or other investment in Celltrion or Celltrion’s Affiliates to the extent such consideration exceeds the fair market value of the equity or other interest received as determined by agreement of the Parties or by an independent appraiser mutually agreeable to the Parties.

Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (d) the terms “Section,” “Article” or “Appendix” refer to the specified Section, Article or Appendix of this Agreement; (e) the term “including” means “including without limitation”; (f) “days” refers to calendar days, “quarterly” refers to calendar quarter, and “annual” refers to calendar year; and (g) “will” shall mean “shall”.

ARTICLE I-A

CONFIRMATORY TESTING

1-A.1 General. In connection with the execution and delivery of this Agreement, the Parties intend to incorporate the executed versions of the SEC MTA and the Main MTA in the manner set forth below.

1-A.2 SEC MTA. On or prior to the Agreement Effective Date, the Parties have executed that certain SEC MTA, a copy of which is attached as Appendix C.

1-A.3 Main MTA. On or prior to the Agreement Effective Date, the Parties have executed that certain Main MTA, a copy of which is attached as Appendix C, pursuant to which Celltrion shall perform certain confirmatory testing on the Abpro Molecule following the protocol and using reagent provided by Abpro during a forty (40) Korean business day period from receipt of material, subject to the terms and conditions set forth therein (the “Confirmatory Period”). Abpro shall ship the material thereunder in accordance with the Main MTA. If Celltrion delivers written notice to Abpro no later than forty (40) Korean business days from receipt that the material has failed the tests set forth therein (together with supporting data) and that Celltrion wishes to terminate this Agreement, then this Agreement shall be null and void and neither Party shall have any further rights hereunder of any kind. If, however, Celltrion does not deliver such timely notice or indicates Celltrion’s desire to proceed, then this Agreement shall continue in full force and effect and the day after the forty (40) Korean business days period shall be the “Collaboration Effective Date”; provided, however, that if Celltrion has previously confirmed in writing that the material has passed the tests under the criterion set forth in the Main MTA or has otherwise confirmed Celltrion’s desire to proceed on a date earlier than the aforementioned forty (40) Korean business day period, then the date of such confirmation shall become the “Collaboration Effective Date.”

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ARTICLE 2

LICENSE

2.1	Grant of License.

(a) Subject to the terms of this Agreement, as of the Collaboration Effective Date and continuing during the term of this Agreement, Abpro hereby grants to Celltrion an exclusive (even as to Abpro) and sublicensable (through multiple tiers and in accordance with Section 2.2) license in the Field under the Abpro Molecule IP to Develop, make, have made, import, export, use, have used, Sell and have Sold the Abpro Molecule and/or Products in the Territory on the terms and conditions set forth herein. For the avoidance of doubt, Celltrion shall not be licensed under the Abpro Molecule IP to make, have made, use, have used, Sell and have Sold any article, device or composition that binds to HER2 alone or CD3 alone, or any other item except the Abpro Molecule or Products or to modify the Abpro Molecule in any way, it being acknowledged that the license set forth above is restricted solely to the Abpro Molecule and/or Products. For the further of avoidance of doubt, Abpro shall have the exclusive right under the Abpro Molecule IP to make, have made, use, have used, Sell and have Sold any article, device or composition except Abpro Molecule and Products.

(b) The license granted in Section 2.1(a) above includes the right to grant to the final purchaser, user or consumer of the Abpro Molecule and/or Products the right to use such purchased Abpro Molecule and/or Products in the Territory within the scope of the rights granted in Section 2.1(a) within the scope of Abpro Molecule IP.

2.2 Sublicenses and Other Grants of Rights to Third Parties. Any sublicense granted by Celltrion under the Abpro Molecule IP and any other right or license of any kind granted by Celltrion to a Third Party relating to the Abpro Molecule and/or Products shall be subject to the prior written approval of:

(a) the Steering Committee in accordance with Article III in the following cases:

(i) rights granted to a Third Party solely to commercialize the Abpro Molecule or Product in one or more territor(ies), so long as such sublicense is granted after first patient enrollment in a Phase I clinical trial but before first patient enrollment in a Phase III clinical trial and the upfront license fee to be paid by such Third Party is more than Sixteen Million US dollars (USD $16,000,000) based on all Major Markets (and subject to the “Pro-Rata Adjustment” as described below);

(ii) rights granted to a Third Party solely to commercialize the Abpro Molecule or Product in one or more territor(ies), so long as such sublicense is granted after first patient enrollment in a Phase III clinical trial and the upfront license fee to be paid by such Third Party is more than Fifty Million US dollars (USD $50,000,000) based on all Major Markets (and subject to the “Pro-Rata Adjustment” as described below); or

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(iii) rights granted to a Third Party solely to provide research, clinical or manufacturing services for the Development of the Abpro Molecule to Celltrion where the rights are granted solely for the purpose of the Third Party providing such services); and

(b) Abpro in all other cases, including but not limited to where such sublicense is granted prior to IND acceptance); provided, however, that in any event any such grant, whether under clause (i) or (ii) above, involving non-cash consideration shall also require the prior written approval of Abpro.

“Major Markets” means USA (50%), Japan (14%), China (13%), Germany (7%), France 5%), Italy (4%), UK (4%), Spain (3%). If a sublicense does not include all major markets, the indicated percentages shall be used to make the “Pro-Rata Adjustment” for the required upfront license threshold; subject to a 3% floor in any event regardless of territor(ies).

Each sublicense and any other rights or licenses granted hereunder shall be consistent with and comply with all terms of this Agreement, shall incorporate terms and conditions sufficient to enable Celltrion to comply with this Agreement and shall prohibit any further sublicense, assignment or other transfer of rights by the grantee without Abpro’s prior written consent. Any sublicense or other right or license granted hereunder which is not in accordance with the forgoing provisions shall be null and void.

2.3 Mutual Non-Compete. Except with the prior written consent of the other Party, neither Party shall at any time during the term of this Agreement develop or commercialize or collaborate in the development or commercialization with any Affiliates or Third Parties of any bi-specific antibody targeting both HER2 and CD3 other than (i) the Abpro Molecule and/or a Product hereunder and (ii) in the case of Abpro, the molecule ABP-100 and its associated derivatives, referred to as HER2-BsAb in PCT application PCT/US2015/041989.

2.4 Retained Rights. Except as expressly set forth in this Agreement, no other rights, express or implied, are granted to Celltrion by Abpro and no additional rights shall be deemed granted by implication, estoppel or otherwise.

ARTICLE 3

COLLABORATION OVERSIGHT; RESEARCH AND DEVELOPMENT

3.1 Formation of Steering Committee. Promptly, but in no event more than thirty (30) days after the Collaboration Effective Date, the Parties shall create a joint steering committee (the “Steering Committee”), and Abpro and Celltrion shall each appoint two (2) representatives with the requisite experience and seniority to enable them to make decisions on behalf of each respective Party. Each Party’s representative to the Steering Committee will act reasonably and in good faith. A Party may change or replace its representative on the Steering Committee as it deems appropriate, by written notice to the other Party. Abpro and Celltrion each may, in their sole discretion, invite other non-voting representatives of such Party to attend Steering Committee meetings, limited to no more than two (2) per Party.

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3.2 Steering Committee Responsibilities. The Steering Committee shall, in addition to its other responsibilities described in this Agreement: (a) provide oversight on the development and performance of the Research Plan and the Clinical Plan and review and approve the Annual Budget Plan in accordance with Section 3.9; (b) prepare and, as necessary amend, the Research Plan or the Clinical Plan, as applicable; (c) coordinate the activities of the Parties under this Agreement and the implementation, performance, completion and monitoring of the Parties’ activities rendered pursuant to the Research Plan and the Clinical Plan; (d) support the Parties’ development and implementation of a strategy for obtaining and maintaining Regulatory Approvals for, and commercializing, the Products in the Territory; (e) strategize and execute on the business development efforts with respect to the Development and commercialization of the Product, including with respect to the identification of prospective Third Party collaborators to advance the Development and/or commercialization of the Product in the Territory; (f) establish such subcommittees as deemed appropriate by the Steering Committee; (g) identify and, as applicable engage, one or more manufacturers proposed by Celltrion capable of supplying the Parties with clinical and/or commercial quantities of Products; and (h) take such other actions as the Steering Committee may agree.

3.3 Meetings of the Steering Committee. The Steering Committee shall hold regular meetings at least once per calendar quarter by telephone or video conference or in person (in that case alternating between Abpro’s and Celltrion’s facilities) as agreed by the Parties. In addition, either Party may request that an ad hoc meeting of the Steering Committee be held at any time upon giving reasonable advanced notice to the other Party. The Abpro and Celltrion representatives on the Steering Committee shall alternate in keeping written minutes that shall reflect the decisions taken at the meetings. Such minutes shall be circulated to the Steering Committee for review and approval within two (2) weeks after each meeting.

3.4 Decision Making. At each Steering Committee meeting, decisions shall be made after an open discussion. Each Steering Committee member shall have one (1) vote on all matters before the Steering Committee and approval of any matter shall require the unanimous approval of all members of the Steering Committee. If no consensus can be reached on any matter, any member of the Steering Committee may refer such matter in writing to the CEO of Abpro and Senior Vice President of Celltrion for resolution. If no resolution is obtained within 30 days from such referral, the final decision may be made by Celltrion’s Senior Vice President .

3.5 Limitations of Powers of the Steering Committee. The Steering Committee shall have only such powers as are expressly delegated to it in this Agreement. The Steering Committee is not a substitute for the rights or the obligations of the Parties and, inter alia, shall not have the authority to amend, modify, terminate or waive compliance with this Agreement, nor shall the Steering Committee have the authority to authorize any matter involving a transaction with a Related Party of either Party (excluding Affiliates of Celltrion solely with respect to the transfer of Product between that entity and Celltrion), or where there may otherwise be a conflict of interest, or to approve any matters reserved for approval by Abpro under Section 2.2(b), all such matters requiring the prior written consent of the relevant Part(ies) .

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3.6 Research Plan. Each Party shall use Commercially Reasonable Efforts to perform its obligations under the Research Plan. Without limiting the foregoing, Celltrion shall start in vivo study for Non-Inferiority Verification no later than six (6) months after the Collaboration Effective Date, and finish the in vivo study no later than twelve (12) months after the Collaboration Effective Date. In case of changes in test articles (candidate change for clinical development), Celltrion shall start in vivo study for Non-Inferiority Verification no later than six (6) months after the approval date of test article change by the Steering Committee, and finish the in vivo study no later than twelve (12) months after the approval date of test article change by the Steering Committee.

3.7 Clinical Plan. Within ninety (90) days of the Non-Inferiority Verification Completion Date, the Parties through the Steering Committee shall develop in good faith, and agree on, a written plan for the clinical development of the Abpro Molecule through EMA or FDA BLA acceptance with the aim of commercialization of a Product throughout the Territory (the “Clinical Plan”). Celltrion shall use Commercially Reasonable Efforts to perform such Clinical Plan and to Develop the Abpro Molecule in accordance with the table below towards a Product in compliance with all Applicable Laws.

Milestones required to be achieved to evidence use of Commercially Reasonable Efforts	Date milestone to be achieved
Investigational New Drug (IND) Application Filed with FDA or EMA	June 30, 2025

Phase I Study, First Patient Dosed	December 31, 2025

Phase II Study, First Patient Dosed	June 30, 2027

Phase III Study, First Patient Dosed	December 31, 2028

Biologics License Application (BLA) for Regulatory Approval Filed with FDA or EMA	June 30, 2030

These above milestone dates may be adjusted in good faith by agreement of the Parties if the delay is due to Third Party delays, for instance (but not necessarily limited to) delays caused by Celltrion’s CRO, data safety monitoring board, and/or any regulatory agencies.

3.8 Development and Commercialization. Following Regulatory Approval of a Product, Celltrion shall use its Commercially Reasonable Efforts to Sell such Product at its own cost and expense, and following the First Commercial Sale in any country in the Territory, Celltrion shall itself or through its Affiliates and/or Third Party Collaborators use its Commercially Reasonable Efforts to make continuing Sales of the applicable Product in each such country.

3.9 Annual Budget. From and after approval of the Clinical Plan by the Steering Committee, for so long as the Abpro Molecule and/or a Product is being Developed or commercialized anywhere in the Territory, at least fifteen (15) calendar days prior to the beginning of each calendar year, Celltrion will present a detailed and comprehensive budget plan (“Annual Budget Plan”) that covers the expected Development and commercialization costs on a calendar quarter to calendar quarter basis for the upcoming calendar year, which Annual Budget Plan shall be subject to the

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approval of the Steering Committee. After approval, the Annual Budget Plan may be modified by the Steering Committee but only in the case where there is greater than twenty percent (20%) deviation from the original Annual Budget Plan amounts will such modification require the approval of all representatives on the Steering Committee, which means, for the avoidance of doubt, that any modification for deviation(s) less than or equal to twenty percent (20%) from the original Annual Budget Plan shall not require the approval of all representatives of the Steering Committee.

3.10 Cost Sharing. Except for costs allocated to Abpro under the Research Plan, Celltrion shall be responsible for all costs relating to the Development and commercialization of the Abpro Molecule and/or Product hereunder, subject to Section 5.4 (Profit Split).

ARTICLE 4

REGULATORY MATTERS

4.1 Regulatory Activities and Submissions Generally. The Parties will confer and cooperate with one another with respect to all dealings with Regulatory Authorities in the Territory concerning the Products through the Steering Committee. The Parties through the Steering Committee will jointly prepare a strategy concerning any filings or applications for Regulatory Approvals relating thereto, including without limitation, discussions regarding the regulatory documentation to be filed, the decision as to whether to make such filings and the timing of such filings. Celltrion, in consultation with Abpro and in accordance with the strategy approved by the Steering Committee, will be responsible for all dealings with Regulatory Authorities concerning the Product in the Territory and will prepare a strategy concerning any applications for Regulatory Approvals, including without limitation, discussions regarding the regulatory documentation to be filed, the decision as to whether to make such filings and the timing of such filings. Celltrion will periodically report to Abpro through the Steering Committee the status of any pending or proposed applications for Regulatory Approval for the Product in the Territory and will keep Abpro fully informed on an ongoing basis regarding the schedule and process for the preparation of such applications for Regulatory Approval for any given Product.

4.2 Regulatory Approvals. All applications for Regulatory Approval of the Products shall be filed and maintained in the name of Celltrion and/or its Affiliate and Celltrion and/or its Affiliate shall be the owner of all resulting Regulatory Approvals. Celltrion shall have responsibility for dealing with Regulatory Authorities, including filing all supplements and other documents with such Regulatory Authorities with respect to obtaining or maintaining Regulatory Approvals, reporting all adverse events related to the Product, and handling all Product complaints.

4.3 Product Reporting Events. Except as otherwise agreed upon by the Parties in writing, after Regulatory Approval of a Product, on an ongoing basis, Celltrion will be responsible for reporting any adverse events for the Product sold in the Territory to the applicable Regulatory Authority.

4.4 Product Complaints. Celltrion will have the sole authority and responsibility for: (i) investigating and responding to any complaints relating to any Product sold in the Territory, (ii) reporting any complaints relating to any Product that are required to be reported to the applicable Regulatory Authority in the Territory, and (iii) responding to any Regulatory Authority inquiries regarding any Product in the Territory.

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4.5 Right of Reference. Subject to the below, Celltrion hereby grants to Abpro, and will ensure that any Affiliates and Third Party Collaborators shall grant, a “Right of Reference or Use,” as that term is defined in 21 C.F.R. § 314.3(b), and any foreign equivalents, anywhere in the world to any and all applications, regulatory filings, data, information and Regulatory Approvals relating to the Product, related to pharmacology, toxicology, preclinical testing, clinical testing, chemistry, manufacturing and controls data, batch records, trials and studies, safety and efficacy, manufacturing information, analytical and quality control relating to the Product, whether or not submitted to any Regulatory Authority, all of which shall be delivered or otherwise made available to Abpro following Abpro’s reasonable request therefor, as follows: (i) anywhere in the world for use in connection with any molecule or product other than the Abpro Molecule or a Product, and (ii) anywhere outside the Territory (if the Territory no longer covers the entire world pursuant to Section 7.3) for use in connection with the Abpro Molecule or a Product). Upon expiration or termination of this Agreement for any reason, the foregoing grant shall be automatically extended to include the worldwide Territory for the Abpro Molecule and the Product. Celltrion agrees to execute and deliver, and to cause its Affiliates and, as applicable any Third Party Collaborators, to execute and deliver, any instruments reasonably requested by Abpro to effect the foregoing grants.

4.6 Product Recalls. The Parties each agree to share with each other any information that might lead to field corrections, recalls, and market withdrawals of any Product, within twenty-four (24) hours of its receipt of such information. Celltrion will have the responsibility to handle all field corrections, recalls, and market withdrawals of the Product in the Territory in accordance with Applicable Law.

ARTICLE 5

PAYMENTS

5.1 Patent Cost Reimbursement. Celltrion shall reimburse Abpro for fifty percent (50%) of all documented, out-of-pocket costs associated with the preparation, filing, prosecution and maintenance of the Abpro Patent Rights and/or any Joint IP in the Territory (the “Patent Costs”) incurred by Abpro after the Agreement Effective Date. Celltrion shall pay to Abpro its share of all Patent Costs within sixty (60) days of Celltrion’s receipt of an invoice for such Patent Costs from Abpro.

5.2 Milestone Payments. Celltrion shall provide Abpro with prompt written notice of the achievement of each of the following milestones and Celltrion shall pay Abpro the following one-time milestone payments within thirty (30) days following the date of Celltrion’s receipt of the invoice for the achievement of the corresponding milestone:

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Development Milestones	Payment Amount
Collaboration Effective Date	[***] US dollars (USD $[***])
Earlier of (x) Non-Inferiority Verification Completion Date and (y) the twenty-four (24) month anniversary of the Collaboration Effective Date	[***] US dollars (USD $[***])
IND acceptance by EMA or FDA	[***] US dollars (USD $[***])
BLA acceptance by EMA or FDA	[***] US dollars (USD $[***])

5.3 Net Sales Milestones. Celltrion shall pay Abpro the following one-time milestone payments upon sales of Products achieving the following events (including, for the purpose of calculating Net Sales in this case only, Sales of Celltrion, its Affiliates and any Third Party Collaborators):

Net Sales Event	Payment Amount
When cumulative worldwide Net Sales for Products first exceeds Three billion US dollars (USD $3,000,000,000):	[***] US dollars (USD $[***])
When cumulative worldwide Net Sales for Products first exceeds Five Billion US Dollars (USD $5,000,000,000):	[***] US dollars (USD $[***])
When cumulative worldwide Net Sales for Products first exceeds Ten Billion US Dollars (USD $10,000,000,000):	[***] US dollars (USD $[***])
When cumulative worldwide Net Sales for Products first exceeds Fifteen Billion US Dollars (USD	[***] US dollars (USD $[***])
$15,000,000,000):

5.4 Profit Split. Commencing upon the First Commercial Sale of any such Product in the Territory, Celltrion shall pay Abpro fifty percent (50%) of the Profit, however, Celltrion shall retain seventy-five percent (75%) of the Profit until the total aggregate sum of all Profit Split retained by Celltrion in excess of fifty percent (50%) under this Section 5.4 and Third Party Collaborator Income retained by Celltrion in excess of fifty percent (50%) under Section 5.6 equals to eighty seven and a half percent (87.5%) of the Celltrion Development Costs. Once the total aggregate sum of all Profit Split retained by Celltrion in excess of fifty percent (50%) under this Section 5.4 and Third Party Collaborator Income retained by Celltrion in excess of fifty percent (50%) under Section 5.6 equals to eighty-seven and a half percent (87.5%) of the Celltrion Development Costs, Celltrion shall pay Abpro fifty percent (50%) of the Profit. Such amounts shall be payable commencing from the First Commercial Sale for so long as there are Net Sales of such Product. All payments due to Abpro under this Section 5.4, subject to the loss carryforward described in the “Profit” definition, shall be due and payable by Celltrion within sixty (60) days after the end of each Reporting Period, and shall be accompanied by a report as set forth in Section 6.3.

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5.5	[NOT USED]

5.6 Third Party Collaborator Income. Celltrion shall pay Abpro fifty percent (50%) of all Third Party Collaboration Income, however, Celltrion shall retain seventy-five percent (75%) of the Third Party Collaborator Income until the total aggregate sum of all Third Party Collaboration Income retained by Celltrion in excess of fifty percent (50%) under this Section 5.6 and Profit Split retained by Celltrion in excess of fifty percent (50%) under Section 5.4 equals to eighty seven and a half percent (87.5%) of the Celltrion Development Costs. Once the total aggregate sum of all Third Party Collaboration Income retained by Celltrion in excess of fifty percent (50%) under this Section 5.6 and Profit Split retained by Celltrion in excess of fifty percent (50%) under Section 5.4 equals to eighty-seven and a half percent (87.5%) of the Celltrion Development Costs, Celltrion shall pay Abpro fifty percent (50%) of all Third Party Collaboration Income. Said payments shall be payable to Abpro within sixty (60) days after the end of each Reporting Period immediately following Celltrion’s receipt of such Third Party Collaboration Income and shall be accompanied by a report providing detailed support for the calculations required.

5.7 Form of Payment. The milestones, Profit and other amounts payable by any Party to the other Party pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes except for any withholding taxes required by Applicable Law. Except as provided in this Section, the receiving Party shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by the paying Party) levied on account of, or measured in whole or in part by reference to, any Payments it receives. The paying Party shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, the Parties shall cooperate and take all steps reasonably and lawfully available to them to avoid deducting such taxes and obtain double taxation relief and if a receiving Party is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or the recovery of, applicable withholding tax, it shall deliver to the paying Party or the appropriate governmental authority (with the assistance of the paying Party to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the paying Party of its obligation to withhold such tax and the paying Party shall apply the reduced rate of withholding or dispense with the withholding, as the case may be; provided that the paying Party has received evidence of the receiving Party’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least twenty (20) days prior to the time that the Payments are due. If, in accordance with the foregoing, the paying Party withholds any amount, it shall pay to the receiving Party the balance (excluding the withheld amount) when due, make timely payment to the proper governmental authority of the withheld amount and send to the receiving Party proof of such payment upon receiving Party’s request.

5.8 Interest and Collection. Any amounts not paid by Celltrion to Abpro when due shall accrue interest, from the date thirty (30) days after the balance is due at an interest rate of one percent (1.0%) per month or portion of a month. In addition, Celltrion will reimburse Abpro for all reasonable costs and expenses incurred (including reasonable attorneys’ fees) in collecting any overdue amounts.

ARTICLE 6

REPORTS AND RECORDS

6.1 Diligence Reports. No later than fifteen (15) days prior to the beginning of each calendar year, Celltrion shall report in writing to Abpro on progress made toward the objectives set forth in Sections 3.6 and 3.7 during the preceding twelve (12) month period, including, without limitation, progress towards the listed milestones and clinical enrollment and status of applications for Regulatory Approvals.

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6.2 Milestone Achievement Notification. Celltrion shall report to Abpro the dates on which it achieves the milestones set forth in Sections 5.2 and 5.3 within thirty (30) days of each such occurrence.

6.3 Sales Reports. Celltrion shall report to Abpro the date on which Celltrion or its Affiliates or Third Party Collaborators achieve First Commercial Sale within sixty (60) days of such occurrence. Following the First Commercial Sale, Celltrion shall deliver reports to Abpro within sixty (60) days after the end of each Reporting Period. Each report under this Section 6.3 shall contain at least the following information as may be pertinent to an accounting hereunder for the immediately preceding Reporting Period:

(a)	the number of Products Sold by Celltrion, its Affiliates, and Third Party Collaborators in each country of the Territory;

(b)

the amounts billed, invoiced and received by Celltrion, its Affiliates, and Third Party Collaborators for each Product, in each country of the Territory, and total billings or payments due or made for all Products;

(c)	calculation of Net Sales for the applicable Reporting Period in each country of the Territory, including an itemized listing of permitted offsets and deductions;

(d)	calculation of Profit for the applicable Reporting Period in each country of the Territory, including an itemized listing of costs included in the calculation;

(e)

calculation of the remaining Celltrion Development Costs subject to the Profit Split scheme set forth in Section 5.4 and the Third Party Collaborator Income scheme set forth in Section 5.6 for the applicable Reporting Period;

(f)	total share of Profit payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion;

(g)

a certificate, executed by Head of Celltrion Finance Division, confirming that the gross amount received on account of Sales of Products by any Affiliate of Celltrion exceeds any transfer price between or among Celltrion and its Affiliates for such Products, in each case on a per unit basis; and

(h)	any other payments due to Abpro under this Agreement. If no amounts are due to Abpro for any Reporting Period, the report shall so state.

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6.4 Audit Rights. Each Party shall maintain, and shall cause each of its Affiliates and Third Party Collaborators to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to the other Party in relation to this Agreement, which records shall contain sufficient information to permit the other Party and its representatives to confirm the accuracy of any payments and reports delivered to the other Party and compliance in all other respects with this Agreement. Each Party shall retain, and shall cause each of its Affiliates and Third Party Collaborators to retain, such records for the longer of (i) at least six (6) years following the end of the calendar year to which they pertain; or (ii) as required by Applicable Law. Each Party shall make available to the other Party and/or its or their representatives such records, upon at least ten (10) days’ advance written notice, for inspection during normal business hours to verify any reports and payments made and/or compliance in other respects under this Agreement; provided, however, that the auditing Party and its representatives agree to treat all such records made available to the auditing Party as the audited Party’s or, as applicable its Affiliates’ or Third Party Collaborators’ Confidential Information in accordance with the provisions of this Agreement. The auditing Party shall be responsible for any costs associated with such inspections unless such inspection shows that there is an inaccuracy of more than five percent (5%) and more than Ten Thousand Dollars (USD $10,000) in any quarterly report, in which case audited Party shall pay any and all costs associated with that inspection.

ARTICLE 7

PATENT PROSECUTION AND MAINTENANCE

7.1 Prosecution. Subject at all times to this Article 7, Abpro shall have the right, but no obligation, to prepare, file, prosecute, and maintain (including controlling any opposition proceedings) all patent applications and patents included in Abpro Patent Rights. Parties shall cooperate with one another to secure rights in and to Inventions included in the Abpro Patent Rights (including any patent or patent application included in the Joint IP).

7.2 Inventions. Ownership of all Inventions shall correspond to inventorship under U.S. patent law, and any Inventions which are solely discovered by such Party during the course of this Agreement shall be solely owned by such Party, and any Inventions jointly made, developed, conceived, first reduced to practice, fixed in any tangible medium of expression or created by the Parties under this Agreement (“Joint IP”), shall be jointly owned by the Parties. Notwithstanding the foregoing, any improvements or modifications to the Abpro Molecule and the intellectual property rights associated therewith (including changes to the amino acid sequence of the Abpro Molecule) shall not be deemed an Invention, but rather shall be exclusively owned by Abpro and shall be the Background IP of Abpro, regardless of whether such improvement or modification was invented or discovered in the course of or are arising from the performance of this Agreement and, in furtherance of the foregoing, Celltrion shall promptly disclose in writing to Abpro any such improvements or modifications made by or on behalf of Celltrion, and Celltrion agrees to assign, and hereby assigns to Abpro, all rights, title and interests in and to such improvements and modifications.

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If any Party wishes to use or otherwise exploit any Invention(s) Controlled by the other Party (including the exclusive use or exploitation of such other Party’s ownership interest in any Joint IP Controlled by the Parties) for the purpose to make, have made, use have used, Sell and have Sold the Abpro Molecule and/or Products in the Territory, then such Party shall provide the other Party with prompt notice thereof and such other Party agrees to grant an exclusive and royalty free license for such use and exploitation by the Party, as well as the right to grant sublicenses.

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If any Party wishes to use or otherwise exploit any Invention(s) Controlled by the other Party (including the exclusive use or exploitation of such other Party’s ownership interest in any Joint IP Controlled by the Parties) for any purpose other than for the purpose to make, have made, use have used, Sell and have Sold the Abpro Molecule and/or Products in the Territory, then such Party shall provide the other Party with prompt notice thereof and agrees to pay a reasonable royalty to the other Party to be negotiated in good faith by the Parties for such use and exploitation of such Invention(s). Any exclusive license to such Inventions granted to a Party pursuant to this paragraph, shall include at least the following terms: (i) a reasonable and customary running royalty on net sales from licensed products and services based upon at least the other Party’s contribution to the Invention(s) and not to exceed five percent (5)%; and (ii) the right to grant sublicenses.

7.3 Copies of Documents. With respect to any Abpro Patent Rights (including any patent or patent application included in the Joint IP) licensed hereunder, Abpro shall instruct the patent counsel prosecuting such Abpro Patent Rights that include or would reasonably support at least one (1) claim that covers the Abpro Molecule or Product or a method of use thereof to (x) copy Celltrion on patent prosecution documents that are received from or filed with the United States Patent and Trademark Office (USPTO) and foreign equivalent, as applicable; (y) provide Celltrion copies of draft submissions to the USPTO and foreign equivalent prior to filing; and (z) give good faith consideration to the comments and requests of Celltrion, or their respective patent counsel.

7.4 Celltrion’s Election Not to Proceed. On a country-by-country basis, Celltrion may elect to surrender any of its rights granted under Section 2.1 relating to any patent or patent application in Abpro Patent Rights (including any patent or patent application included in the Joint IP) in any country upon sixty (60) days advance written notice to Abpro. Such notice shall relieve Celltrion from the obligation to pay for future Patent Costs with respect to such country(ies) but shall not relieve Celltrion from responsibility to pay Patent Costs incurred prior to Abpro’s receipt of such notice in accordance with Section 5.1. Such surrendered U.S. or foreign patent application or patent shall thereupon cease to be a Abpro Patent Right hereunder and accordingly Celltrion shall not be licensed under such patent or patent application and shall have no further rights therein for such country(ies) and such country(ies) shall thereafter be excluded from the Territory.

7.5 Abpro’s Election Not to Proceed. If, during the term of this Agreement, Abpro intends to abandon any patent or patent application included in the Abpro Patent Rights (including any patent or patent application included in the Joint IP) and for which Abpro is responsible for prosecuting and/or maintaining, without first filing a continuation or substitution, then Abpro will notify Celltrion of such intention at least thirty (30) days before such patent or patent application will become abandoned, and Celltrion will have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof at Celltrion’s own cost and expense and Celltrion shall become the sole and exclusive owner of and have sole and exclusive ownership of the subject Abpro Patent Rights (including any patent or patent application included in the Joint IP); provided, however, that in such event, Celltrion agrees to grant, and hereby grants to Abpro and its Affiliates a worldwide, non-exclusive, royalty-free, perpetual, fully transferrable and sublicensable right and license to any such Abpro Patent Rights that may become owned by Celltrion pursuant to this Section 7.5 .

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ARTICLE 8

THIRD PARTY INFRINGEMENT AND LEGAL ACTIONS

8.1 Abpro Right to Enforce and Defend. Abpro shall have the right, but not obligation, to enforce the Abpro Patent Rights (including any Joint IP rights) from infringement and take any action in connection with defending, preserving or protecting the validity or scope of the Abpro Patent Rights, including, without limitation, any action in relation to any pre-grant or post-grant challenge or proceeding before any patent office. If Celltrion shall have supplied Abpro with written evidence demonstrating infringement of a claim of a Abpro Patent Right (including any Joint IP rights) by a Third Party consistent with the license rights granted to Celltrion under Section 2.1(a), Celltrion may by notice request Abpro to take steps to protect such Abpro Patent Right. Abpro shall notify Celltrion within sixty (60) days of the receipt of such notice, or sooner if required by Applicable Law, whether Abpro intends to take legal action in connection the alleged infringement. Upon providing Abpro with at least thirty (30) days’ prior written notice thereof, Celltrion shall have the right to assume control of its own defense (but not Abpro’s defense) in the event that Celltrion reasonably concludes that a conflict of interest exists between Celltrion and Abpro. If Abpro notifies Celltrion that it intends to take such action, Abpro shall, within sixty (60) days of its notice to Celltrion either (i) attempt to cause such infringement to terminate, or (ii) initiate legal proceedings against the alleged infringer. Abpro shall not compromise, settle or otherwise dispose of any such action, suit, proceeding, or pre-litigation activity that imposes any liability or obligation on Celltrion without the prior written consent of Celltrion, provided that Celltrion shall not unreasonably withhold its consent to any compromise, settlement, or disposal. The costs of any steps taken by Abpro to enforce its Abpro Patent Rights (including any Joint IP rights) in accordance with this Section 8.1 will be borne equally by the Parties, except for the expense of any independent counsel retained by Celltrion which shall be borne solely by Celltrion, and any damages award or settlement amounts shall first be applied to reimburse the Parties’ reasonable out-of-pocket costs and expenses incurred in furtherance of such enforcement action, and the remaining amount shall be treated as Profit and shared between Celltrion and Abpro in accordance with the Section 5.4.

8.2 Celltrion Right to Enforce and Defend. In the event Abpro notifies Celltrion that Abpro does not intend to take legal action in connection with an infringement identified in the second sentence under Section 8.1, or if Abpro otherwise fails to notify Celltrion whether Abpro intends to take such action in accordance with the second sentence under Section 8.1, then Celltrion may, upon notice to Abpro, initiate legal proceedings against the alleged infringer at Celltrion’s expense with respect to any claim of a Abpro Patent Right (including any Joint IP) that covers the Abpro Molecule or Product or a method of use thereof, consistent with the license rights granted to Celltrion under Section 2.1(a) in the Field in the Territory. If required by Applicable Law, Abpro will be joined as a party-plaintiff in such suit in accordance with Section 8.3. Before commencing such action, Celltrion and, as applicable, any Affiliate, shall consult with Abpro in an effort to use reasonable efforts to accommodate the views of Abpro regarding the proposed action, including without limitation with respect to potential effects on the public interest. The costs of any steps

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taken by Celltrion in accordance with this Section 8.2 will be borne equally by the Parties, except for the expense of any independent counsel retained by Abpro which shall be borne solely by Abpro, and any damages award or settlement amounts in connection with any such action shall first be applied to reimburse the Parties’ reasonable out-of-pocket costs and expenses incurred in furtherance of such enforcement action, and the remaining amount shall be treated as Profit and shared between Celltrion and Abpro in accordance with the Section 5.4. For the purposes of this Section 8.2, the determination of whether the Abpro Patent Rights include at least one (1) claim that covers the Abpro Molecule, the Product or methods of use thereof shall be made by Abpro in good faith and in consultation with the Celltrion and, as necessary, their respective patent counsel.

8.3 Cooperation. Each Party agrees to cooperate reasonably with the other Party in any action under this Article 8 which is controlled by the other Party, provided that any out-of-pocket costs and expenses incurred by the cooperating Party in connection with providing such assistance shall be borne equally by the Parties, except for the expense of any independent counsel retained by the cooperating Party in accordance with this Section 8.3. Such controlling Party shall keep the cooperating Party informed of the progress of such proceedings and shall make its counsel available to the cooperating Party; provided however, the controlling Party shall have the sole and absolute discretion of keeping the cooperating Party informed in all cases where this may compromise its legal rights or remedies, including without limitation, in cases where privilege or legal strategy may be at risk. The cooperating Party shall also be entitled to independent counsel in such proceedings but at its own expense.

ARTICLE 9

INDEMNIFICATION AND INSURANCE

9.1 Indemnification.

(a)

Celltrion shall indemnify, defend and hold harmless Abpro and its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the “Abpro Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Abpro Indemnitees or any one of them in connection with any Third Party claims, suits, actions, demands or judgments arising out of the development, manufacture, use, marketing, importing, or sale of, or any other dealing in, any Product, by Celltrion, its Affiliates or Third Party Collaborators, or subsequently by any customer or any other person, including claims based on product liability laws (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) all except to the extent resulting from the negligence or the willful misconduct of such Abpro Indemnitees or a breach of this Agreement by Abpro.

(b)

Abpro shall indemnify, defend and hold harmless Celltrion and its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the “Celltrion Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Celltrion Indemnitees or any one of them in connection with any third party claims, suits, actions, demands or judgments arising out of Abpro’s negligence or intentional misconduct, all except to the extent resulting from the negligence or the willful misconduct of such Celltrion Indemnitees or a breach of this Agreement by Celltrion.

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(c)

To receive the benefit of indemnification under Section 9.1, the indemnified party must: (i) promptly notify the indemnifying Party of the claim, suit, action, demand or judgment for which indemnification is being sought; provided, that failure to give such timely notice shall not relieve the indemnifying Party of its indemnification obligations except where such failure actually and materially prejudices the rights of the indemnifying Party; (ii) provide reasonable cooperation with the indemnifying Party; and (iii) tender to the indemnifying Party full authority to defend such claim, suit, action, demand or judgment. The indemnifying Party agrees, at its own expense, to provide attorneys reasonably acceptable to the indemnified party to defend against any actions brought or filed against any such indemnified party hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. The indemnified parties shall have the right to participate, at their own expense, in the defense of any such actions or claims and in selecting counsel therefore. The indemnifying Party agrees to keep the indemnified party informed of the progress in the defense and disposition of such claim and to consult with the indemnified party prior to any proposed settlement

9.2 Insurance. Beginning at such time as any Abpro Molecule and/or Product is being commercially Sold, by Celltrion, an Affiliate or Third Party Collaborator, Celltrion shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $5,000,000 annual aggregate. Celltrion shall provide Abpro with written evidence of such insurance upon request of Abpro.

ARTICLE 10

DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

10.1 Mutual Warranties. Abpro and Celltrion each represent and warrant to the other that: (a) it is duly organized and existing under the laws of its state of incorporation and has the power and authority to enter into this Agreement; (b) it has taken all necessary action to authorize the execution and delivery of this Agreement, and to authorize the performance of its obligations hereunder; (c) the execution and delivery of this Agreement and its performance will not result in any breach or violation of, or constitute a default under, any agreement instrument, judgment or order to which it is a party or by which it is bound; (d) it will comply, and will ensure that its Affiliates and, as applicable, any Third Party Collaborators comply, with all Applicable Law, including without limitation all local, state, and international laws and regulations applicable to the Development, manufacture, use, sale and importation of the Abpro Molecule and Products, and with the United States Foreign Corrupt Practices Act, 15 U.S.C. § 77dd-1, et.seq.; and there are no suits, claims, proceedings pending, or to its best knowledge and belief, after due inquiry, threatened against it or any of its Affiliates in any court or by or before any governmental body or agency which would affect its ability to perform its obligations under this Agreement.

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10.2 Abpro Warranties. Abpro represents and warrants that, to Abpro’s knowledge, the Abpro Molecule does not infringe patent, copyright, trademark, trade secret or other proprietary right of any Third Parties.

10.3 No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE PARTIES DISCLAIM ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

10.4 Limitation of Liability. EXCEPT WITH RESPECT TO BREACHES OF ANY OBLIGATIONS OF CONFIDENTIALITY OWED BY ONE PARTY TO THE OTHER PARTY HEREUNDER, OR BREACH OF AN EXPRESS REPRESENTATION OR WARRANTY, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES, THIRD PARTY COLLABORATORS OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES, THIRD PARTY COLLABORATORS FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE LICENSE OR RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

ARTICLE 11

CONFIDENTIALITY

11.1 Confidentiality Obligations. Subject to the terms of this Agreement, each Party in its capacity as a Receiving Party, agrees that, unless the Disclosing Party gives its prior written authorization, it shall: (a) not use the Confidential Information for any other purpose other than for the purpose of this Agreement; and (b) not disclose any Confidential Information to any Third Party except those directors, officers, employees, consultants, advisors and agents of the Receiving Party who are required to have such Confidential Information to carry out the purpose of this Agreement.

11.2 Disclosure to Related Parties. Either Party in its capacity as a Receiving Party may disclose the Confidential Information of the Disclosing Party to any of its Affiliates, directors, officers, employees, consultants, advisors and agents as such Receiving Party deems such to be in good faith reasonably required in connection with the exercise of the rights and licenses granted under this Agreement; provided, however, that any recipient of Confidential Information is bound by covenants of confidentiality that are substantially as protective of the Disclosing Party’s rights as those agreed to by the Parties hereunder.

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11.3 Degree of Care. Each Party in its capacity as a Receiving Party shall prevent the unauthorized use, disclosure, dissemination or publication of the Disclosing Party’s Confidential Information with the same degree of care that the Receiving Party uses to protect its own confidential information of a similar nature, but no less than a reasonable degree of care. The Receiving Party agrees to promptly notify the Disclosing Party in writing of any misuse or misappropriation of the Disclosing Party’s Confidential Information that may come to the Receiving Party’s attention.

11.4 Treatment of Agreement. The Parties agree to treat the existence and the contents of this Agreement as Confidential Information of the other Party under this Agreement.

11.5 Required Disclosure. If the Receiving Party becomes legally obligated to disclose the Disclosing Party’s Confidential Information by any governmental entity with jurisdiction over it, prior to such disclosure, the Receiving Party shall give the Disclosing Party prompt written notice of such obligations sufficient to allow the Disclosing Party the opportunity to pursue its legal and equitable remedies (including but not limited to making an application for a protective order) regarding such potential disclosure. The Receiving Party agrees to: (a) assert the confidential nature of the Disclosing Party’s Confidential Information to the governmental entities; (b) disclose only such information as is required to be disclosed by law, as such is deemed in good faith by the Receiving Party based on advice of counsel; (c) use its commercially reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed; and (d) provide reasonable assistance to the Disclosing Party in protecting such disclosure.

11.6 Return of Confidential Information. Upon termination or expiration of this Agreement, the Receiving Party shall: (a) promptly return all originals, copies, reproductions and summaries of the Confidential Information furnished by the Disclosing Party; or (b) destroy or delete all originals, copies, reproductions and summaries of the Confidential Information furnished by the Disclosing Party. In the event of such destruction or deletion, the Receiving Party shall certify in writing to the Disclosing Party, within ten (10) business days, that such destruction or deletion has been accomplished. Notwithstanding the foregoing, the Receiving Party shall not be obligated to destroy electronic copies of Confidential Information that are retained as part of Receiving Party’s normal disaster recovery program; provided however, that the obligations of confidentiality shall continue to apply to any such non-destroyed Confidential Information.

11.7 Survival. The obligations of the Receiving Party to protect the Disclosing Party’s Confidential Information under this Agreement shall survive for a period of five (5) years from the date of termination of this Agreement; provided however, that any Confidential Information that constitutes a trade secret under Applicable Law shall be subject to the obligations of confidentiality set forth herein for as long as such Confidential Information retains its status as a trade secret.

11.8 Press Releases. All publicity, press releases or public announcements relating to this Agreement shall be reviewed in advance by, and shall be subject to the written approval of both Parties, such approval not to be unreasonably withheld, delayed or conditioned. For the sake of clarity, any information that is contained in an approved publicity, press releases or public announcement may be disclosed subsequently by either Party without the need to seek any further approval, subject to any restrictions that apply to the original disclosure. The Parties shall agree on language of a joint press release announcing the execution of this Agreement, which shall be issued by the Parties on a mutually agreed date.

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ARTICLE 12

TERM AND TERMINATION

12.1 Term. The term of this Agreement shall commence on the Agreement Effective Date and shall remain in effect during the Development period of the Product and for so long as any Product is Sold anywhere in the Territory, unless this Agreement is terminated earlier in accordance Section with any of the other provisions of Article 12 (or under Article I-A).

12. 2 NOT USED.

12.3 Termination for Insolvency. A Party shall have the right to terminate this Agreement immediately upon written notice to the other Party with no further notice obligation or opportunity to cure if the other Party: (i) is adjudged bankrupt, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency; (ii) shall make an assignment for the benefit of creditors; or (iii) shall have a petition in bankruptcy filed against it and not dismissed within thirty (30) days.

12.4 Termination for Material Default. If Celltrion, or any of its Affiliates defaults in the performance of any of its material obligations under this Agreement, and if such material default has not been cured within sixty (60) days after Celltrion’s receipt of notice by Abpro in writing of such material default, Abpro may immediately terminate this Agreement, and/or any license granted hereunder at the end of said cure period. Without limiting the foregoing, the Parties agree that Celltrion’s obligations pursuant to Sections 2.3, 3.6-3.8, 5 (as clarified below), and 13.6 shall constitute a material obligation for the purposes of this Section 12.4. Additionally, the Parties may mutually agree to terminate this Agreement at any time and for any reason upon their mutual written agreement to do so. With regard to Celltrion’s payment obligations under Section 5 except for the payment obligation triggered by the Collaboration Effective Date, late payment by Celltrion does not constitute a material breach of this Agreement unless the amounts not paid when due exceed US$2,000,000 in the aggregate.

12.5 Termination by Celltrion. Celltrion shall have the right to terminate this Agreement by giving at least one hundred and eighty (180) days advance written notice to Abpro and upon such termination shall immediately cease all use and Sales of Abpro Molecule and/or Products, subject to Section 12.8.

12.6 Effect of Termination on Third Party Collaborators. Any rights or licenses granted by Celltrion under this Agreement to Third Party Collaborators shall provide for termination or assignment to Abpro of Celltrion’s interest therein, upon termination of this Agreement. To the extent that there are any Third Party Collaborators as of the date of termination of this Agreement, and such Third Party Collaborators are in compliance with the terms and obligations set forth in the applicable agreement, then Abpro shall assume such agreements; provided that Abpro shall have no obligations under such agreements other than to preserve the effectiveness, scope and validity of the licenses granted therein under the Abpro Molecule IP.

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12.7 Effects of Termination of Agreement. Upon termination of this Agreement or any of the licenses hereunder for any reason, final reports in accordance with Section 6.3 shall be submitted to Abpro and all payments accrued or due to Abpro and/or all payments accrued or due to Celltrion as of the termination date shall become immediately payable. The termination or expiration of this Agreement or any license granted hereunder shall not relieve Celltrion, its Affiliates or Third Party Collaborators of obligations arising or accruing before such termination or expiration. In the event of a termination of this Agreement in accordance with this Article 12: (a) Celltrion shall and does hereby covenant (and shall oblige any successor in interest to so covenant) not to sue Abpro, its Affiliates and/or third party collaborators (including sublicensees) in any forum for claims alleging that the continued research, development and commercialization of the Abpro Molecule or any other article, device or composition comprising a bi-specific antibody targeting both HER2 and CD3 by Abpro, its Affiliates or any third party collaborators, infringes one or more granted patents Controlled by Celltrion or its Affiliates; and (b) except in the case of a termination by Celltrion under Section 12.3, Celltrion, if requested by Abpro: (i) shall promptly provide all cell lines, proteins and material relating to the Development of the Abpro Molecule, including any cells, tissue, blood or blood derivative (e.g. plasma, serum, blood cells) from any animal used in any in vivo study or in vitro study; and (ii) shall and does hereby grant to Abpro a non-exclusive worldwide, royalty free, sublicensable (through multiple tiers), royalty free right and license to any and all data, regulatory filings, pricing approvals, marketing authorizations, permits and/or other applications Controlled by the Celltrion that concern the Abpro Molecule or any other article, device or composition comprising a bi-specific antibody targeting both HER2 and CD3 , that arise after the Agreement Effective Date, and that are necessary or useful to enable Abpro’s, its Affiliates and/or their Third Party collaborators continuing research, development and commercialization of the Abpro Molecule or any other article, device or composition comprising a bi-specific antibody targeting both HER2 and CD3; provided, however, that Celltrion’s obligations under clauses (b)(i) and (b)(ii) above are subject to Abpro making payments to Celltrion as follows: (1) a five percent (5%) royalty on net sales from the commercialization of any such antibody, and/or five percent (5%) of any license fee and/or milestone payments received from a third party by Abpro regarding such antibody, until the Celltrion Development Costs incurred and not previously reimbursed have been fully repaid to Celltrion, plus (2) in case of termination after first patient enrollment in a Phase II clinical trial for the Abpro Molecule, an upfront amount equal to ten percent (10%) of the Celltrion Development Costs incurred and not previously repaid, such upfront amount to be satisfied in cash or Abpro Stock in the discretion of Abpro. “Abpro Stock”, for purposes of the preceding sentence means either preferred stock substantially on the terms of Abpro’s most recent capital raising round at the time of termination of this Agreement or, if Abpro’s common stock is then listed or quoted on a trading market, common stock at a per share price calculated as the daily volume weighted average price for the most recent three days preceding termination of this Agreement on which such trading market was open for trading.

For the avoidance of doubt, upon termination of this Agreement or any of the licenses hereunder for any reason, Celltrion shall have no right to continue use of any Abpro Know How and shall have no rights under the Abpro Patent Rights except to the extent set forth in Section 12.8. In case of termination of the Agreement by Celltrion due to insolvency of Abpro (Section 12.4), then Parties agree that 11 U.S. Code section 365 of the US Bankruptcy Code section shall be applied and Celltrion shall enjoy the benefits and rights under this Agreement.

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12.8 Inventory. Upon early termination of this Agreement, Celltrion, its Affiliates and Third Party Collaborators may complete and sell any work-in-progress and inventory of Products that exist as of the effective date of termination provided that Celltrion pays Abpro the applicable amounts due under Section 5 hereof in accordance with the terms and conditions of this Agreement.

ARTICLE 13

MISCELLANEOUS

13.1 Dispute Resolution. In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement, or the obligations of the Parties hereunder, including any question regarding the existence, validity or termination of this Agreement (each a “Dispute”), the Parties shall use all reasonable efforts to settle the Dispute through good faith negotiation. If these efforts are unsuccessful, either Party may escalate the Dispute to the CEOs of the Parties or their designees to resolve the Dispute. Thereafter, the designated officials of the Parties shall confer promptly and attempt to reach a mutually satisfactory settlement. If the CEOs or designees are unable to settle any Dispute within thirty (30) days after the date of the notice of Dispute, each Party has the right to refer the Dispute to arbitration for resolution in accordance with Section 13.8.

13.2 Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof.

13.3 Notices. Any notices, reports, waivers, correspondences or other communications required under or pertaining to this Agreement shall be in writing and shall be delivered by hand, or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by email to the email address set forth below to the other Party. Notices will be deemed effective (a) three (3) business days after deposit, postage prepaid, if mailed, (b) the next day if sent by overnight mail, or (c) the same day if sent by email or delivered by hand. Unless changed in writing in accordance with this Section, the notice address for Abpro shall be as follows:

Abpro Corporation

Attn: Legal Department

68 Cummings Park Drive

Woburn, MA 01801

Email: legal@abpro.com

Unless changed in writing in accordance with this Section, the notice address for Celltrion shall be as follows:

Celltrion, Inc.

Attn: New Biological Drug Department

23, Academy-ro, Yeonsu-gu, 22014, Republic of Korea.

Email: choongseob.oh@celltrion.com

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With CC to

Attn: Legal Department

23, Academy-ro, Yeonsu-gu, 22014, Republic of Korea.

Email: richard.shin@celltrion.com

13.4 Amendment; Waiver. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

13.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

13.6 Assignment. The licenses granted by Abpro to Celltrion are personal to Celltrion and were granted on the basis of Celltrion’s unique abilities to exploit such licenses for the benefit of both Abpro and Celltrion. In recognition of the foregoing, Celltrion shall not assign this Agreement or any of its rights or obligations under this Agreement either voluntarily or involuntarily. Any purported assignment by Celltrion of this Agreement or any of its rights or obligations under this Agreement in violation of this Section 13.6 is void and Abpro shall have the right to terminate this Agreement pursuant to Section 12.4 in the event of any breach by Celltrion of this Section 13.6. Abpro shall have the right to assign this Agreement or any of its rights or obligations under this Agreement either voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or in any other manner without the prior written consent of Celltrion.

13.7 Force Majeure. Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, sabotage, strike or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

13.8 Governing Law and Forum. This Agreement will be governed by and construed in accordance with the laws of Singapore without regard to its conflict of laws provisions. Celltrion and Abpro hereby consent to the exclusive jurisdiction of the Singapore International Arbitration Centre in Singapore (“SIAC”) for arbitration to be conducted in accordance with the Arbitration Rules of SIAC in effect at the time of submission. The place of arbitration will be Singapore. The official language of the arbitration will be English. The tribunal will consist of one (1) arbitrator to be appointed by SIAC. The arbitration proceedings will be confidential, and the arbitrator may issue appropriate protective orders to safeguard each Party’s Confidential Information. The arbitral award will be final and binding upon the Parties, and the Party to the award may apply to a court of competent jurisdiction for enforcement of the award. Notwithstanding the foregoing, each Party has the right to institute an action in a court of proper jurisdiction for injunctive or other equitable

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relief pending a final decision by the arbitrator. Notwithstanding anything to the contrary herein and without limiting any other remedies that may be available, each Party shall have the right to seek immediate injunctive relief and other equitable relief from any court of competent jurisdiction to enjoin any breach or violation of this Agreement, without any obligation to undertake any dispute resolution of any such Dispute or claim or otherwise to comply with Section 13.1 or this Section 13.8.

13.9 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be effected thereby. It is further the intention of the Parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the Parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

13.10 Survival. In addition to any specific survival references in this Agreement, Sections 4.3, 4.4, 4.5, 4.6, 5.7, 6.3, 6.4, 7.2, 7.5, 9.1, 9.2, 12.6, 12.7, and 12.8, and Articles 1, 10, 11 and 13 shall survive termination or expiration of this Agreement. Any other rights, responsibilities, obligations, covenants and warranties which by their nature should survive this Agreement shall similarly survive and remain in effect.

13.11 Interpretation. The Parties hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.

13.12 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

13.13 Third Party Beneficiary. Nothing in this Agreement will be construed to create any third party beneficiary rights in any Person.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Agreement Effective Date first written above.

ABPRO CORPORATION	CELLTRION, INC.

/s/ Ian Chan	/s/ Woo Sung Kee
Ian Chan	Woo Sung Kee
CEO	CEO
09/20/22	09/20/2022

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APPENDIX A - ABPRO PATENT RIGHTS

App. No.	Title	Filing Date
US 63/229125	CD3 TARGETING ANTIBODIES AND USES THEREOF	August 4, 2021
US63/229134	ANTI-HER2 ANTIBODIES AND USES	August 4, 2021
PCT/US2022/039301	CD3 TARGETING ANTIBODIES AND USES THEREOF	August 3, 2022
PCTUS2022/039302	ANTI-HER2 ANTIBODIES AND USES THEREOF	August 3, 2022

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APPENDIX B: ABP102 AND DERIVATIVES

ABP100s.10.0	ABP100s.1	ABP100s.5.1	ABP100s.10.0.1	ABP100s.10.5.1
ABP100s.10.1	ABP100s.2	ABP100s.5.2	ABP100s.10.0.2	ABP100s.10.5.2
ABP100s.10.2	ABP100s.3	ABP100s.5.3	ABP100s.10.0.3	ABP100s.10.5.3
ABP100s.10.3	ABP100s.4	ABP100s.5.4	ABP100s.10.0.4	ABP100s.10.5.4
ABP100s.10.4	ABP100s.5		ABP100s.10.0.5	ABP100s.10.5.5
ABP100s.10.5	ABP100s.6		ABP100s.10.0.6	ABP100s.10.5.6
ABP100s.10.6	ABP100s.7
ABP100s.11.0
ABP100s.10.6.1			ABP100s.11.5
ABP100s.10.6.2			ABP100s.12.0
ABP100s.10.6.3			ABP100s.12.5
ABP100s.10.6.4			ABP100s.13
ABP100s.10.6.5			ABP100s.14
ABP100s.10.6.6			ABP100s.15
ABP100s.16
ABP100s.17
ABP100s.18
ABP100s.19
ABP100s.20
ABP100s.21
ABP100s.22
ABP100s.23
ABP100s.24

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APPENDIX C: SEC MTA & MAIN MTA

MATERIAL TRANSFER AGREEMENT

THIS MATERIAL TRANSFER AGREEMENT (together with its Appendices, the ‘Agreement”) is made as of August 1st, 2022 (“Effective Date”) between Abpro Corporation, incorporated under the laws of Delaware, USA, with a principal office at 68 Cummings Park Drive, Wobum MA 01801 USA (“Abpro”), and Celltrion, Inc., incorporated under the laws of the Republic of Korea, with its principal place of business at 23, Academy-ro, Yeonsu-gu, Incheon, 22014, the Republic of Korea (“Celltrion”). Abpro and Celltrion may be referred to herein individually as a “party” or collectively as the “parties”.

1.

Background. Abpro and Celltrion are interested in evaluating Abpro’s novel monoclonal antibody referred to as ABP-102 in connection with that certain Collaboration Agreement that the parties have finalized and intend to execute subject only to confirmation of a positive result of the Evaluation hereunder (the “Collaboration Agreement”). In accordance with this objective, Celltrion desires to obtain the material described in Appendix A from Abpro for use by Celltrion solely to perform the in vitro evaluation work described in Appendix A under the terms and conditions of this Agreement. Each party is referred to herein as the “Provider” with respect to the material provided to the other party and as the “Recipient” with respect to the material received from the other party.

2.

The Material and the Research. Recipient will use the material received from the Provider (the “Material”) solely for the research described on Appendix A (the “Research”) and for no other purpose. Recipient agrees not to analyze the Material for the purpose of determining the structure thereof or to otherwise reverse engineer or manufacture the Material. Unless otherwise agreed by the parties, Recipient will not make any modification to, improvement to, or derivatives of the Material. The Research will be conducted solely by Recipient at Recipient’s research facilities, except as otherwise agreed in writing in advance by Provider. None of the Material will be transferred or sold to third parties except as specifically set forth in the preceding sentence.

3.

Transfer and Use of Material. The Material is intended exclusively for in vitro studies and Recipient will not use the Material for testing in or treatment of animals or humans. Recipient will ensure that all Material is handled by trained laboratory personnel only. Recipient and its representatives will use the Material in compliance with all applicable laws and regulations.

4.	Inventions. Provider shall own all inventions arising from the Recipient’s Research relating to the Material received from the Provider.

5.

Recipient Reports and Results. Recipient will keep Provider informed on an ongoing basis as to its progress in conducting the Research and, no later than three (3) Korea business days from receipt of the Material by Celltrion (the “Due Date”), Recipient will provide Provider with a written report of the results and conclusions generated by Recipient during the Research (the “Evaluation”). The Evaluation shall be jointly owned by the parties. Neither party shall use or disclose the Evaluation or any results and conclusions of the Research relating to the Material provided to the Recipient for any purpose, without the prior written consent of the other party.

6.

Confidentiality. All Material and all information relating thereto provided by Provider to Recipient, including but not limited to structural data, shall be considered to be confidential information of the Provider. The Evaluation shall be confidential information of both parties. The obligation of confidentiality shall not apply to: (a) Material and information which, at the time of disclosure are published, known publicly or are otherwise in the public domain; (b) Material and information which, after disclosure are published or become known publicly or otherwise become part of the public domain, through no fault of the recipient party; (c) Material and information which, prior to the time of disclosure, are known to the recipient party, as evidenced by its contemporaneous written records; (d) Material and information which have been or are disclosed to the recipient party in good faith by a third party who was not, or is not, under any obligation of confidence or secrecy to the disclosing party at the time said third party discloses to the recipient party; or (e) Material and information which are required to be disclosed by recipient party pursuant to a legally enforceable order, direction or other regulation (“Order”), provided however, that recipient party promptly notifies disclosing party in advance of such disclosure and discloses only that Material and information necessary to comply with said Order. The party receiving confidential information under this Agreement’s obligation of confidentiality set forth in this Section 6 shall terminate five (5) years from the Effective Date of this Agreement.

7.

Term. This Agreement shall expire the day after the Due Date (the “Term”). Upon expiration of this Agreement, the Recipient will promptly return to Provider any unused Material (unless Provider directs Recipient to destroy such unused Material) and all of Recipient’s rights to use Provider’s confidential information and the Material will end. The Term of this Agreement may be extended or renewed upon mutual agreement of the parties, to be effectuated through an amendment to this Agreement prior to expiration of the original Term. Following expiration of this Agreement, neither party will have any further obligations under this Agreement, except that Sections 4 through 9 will continue to be in full force and effect.

8.

No Warranty. THE MATERIAL IS PROVIDED TO RECIPIENT “AS IS” AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

9.	Miscellaneous.

9.1.

It is expressly understood and agreed that the submission of samples and exchange of information under this Agreement shall not create any obligations on either party except as expressly provided herein.

9.2.

This Agreement shall be governed by and construed in accordance with the laws of England and Wales without regard to its conflict of laws provisions. Any and all disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be exclusively and finally resolved by arbitration under the Rules of the London Court of International Arbitration (“Rules”), which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one (1) and the seat of arbitration shall be London, England. The arbitral proceedings shall be conducted in the English language. The judgment rendered by the arbitrator shall be final and binding and may be entered into any court of competent jurisdiction. Notwithstanding the above, any action seeking injunctive relief may be brought in any court of competent jurisdiction.

9.3.

This Agreement and all rights and obligations hereunder shall not be assigned (whether through merger or consolidation, by operation of law, or otherwise), without the written consent of the other party and any attempt to assign without such consent shall be void.

9.4.

The parties do not intend that any agency, partnership, joint venture, or exclusive relationship is created between the parties by this Agreement, and each party is free to pursue relationships and opportunities with others similar to those contemplated by this Agreement. Nothing in this Agreement shall be construed as obligating the parties to enter into any subsequent agreement or relationship.

9.5.	Any waiver of compliance with the terms of this Agreement must be in writing, and any waiver in one instance shall not be deemed a waiver in any future instance.

9,6.

This Agreement sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, concerning such subject matter. This Agreement may be amended only by written agreement duly executed by the parties.

9.7.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. The parties agree that electronics signatures or signatures affixed to any one of the originals and delivered by facsimile, portable document format (PDF), or other electronic means shall be valid, binding and enforceable.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ABPRO CORPORATION
By	/S/ Ian Chan	CELLTRION, INC.
	Name: Ian Chan	By:	/s/ Woo Sung Kee
	Title: CEO	Name:	Woo Sung Kee
		Title:	CEO

Appendix A

Material Provided by Abpro/ Celltrion Research

Abpro Material to Celltrion:

200 µg (two hundred microgram) of ABP-102 lead molecule

Celltrion Research with Abpro Material:

The samples will be analyzed for purity via analytical SEC-HPLC. A “positive result” will be a purity level of at least 95%.

Ancillary material to Ceiling:

Abpro will send samples of its MCF7 and SKBR3 reference cell lines to Celltrion at the same time as the other Material to be shipped hereunder. These cell lines will not be used for the Evaluation hereunder but are intended to be used under the “Main MTA” (as defined in the Collaboration Agreement). Once the Main MTA is executed, these cell lines will constitute “Material” under the Main MTA and be subject to the applicable restrictions thereunder.

EXECUTION COPY

MATERIAL TRANSFER AGREEMENT

THIS MATERIAL TRANSFER AGREEMENT (together with its Appendices, the “Agreement”) is made as of September 21, 2022 (“Effective Date”) between Abpro Corporation, incorporated under the laws of Delaware, USA, with a principal office at 68 Cummings Park Drive, Woburn MA 01801 USA (“Abpro”), and Celltrion, Inc., incorporated under the laws of the Republic of Korea, with its principal place of business at 23, Academy-ro, Yeonsu-gu, Incheon, 22014, the Republic of Korea (“Celltrion”). Abpro and Celltrion may be referred to herein individually as a “party” or collectively as the “parties”.

1.

Background. Abpro and Celltrion are interested in evaluating Abpro’s novel monoclonal antibody referred to as ABP-102 in connection with that certain Collaboration Agreement entered into between them on or about the date hereof (the “Collaboration Agreement”). In accordance with this objective, Celltrion desires to obtain the material described in Appendix A from Abpro for use by Celltrion solely to perform the in vitro evaluation work described in Appendix A under the terms and conditions of this Agreement and the Section 1-A.1 of the Collaboration Agreement. For the avoidance of doubt, once executed this Agreement shall be attached to the Collaboration Agreement as Appendix C to the Collaboration Agreement, as more clearly set forth in Section 1A.1 of the Collaboration Agreement. Each party is referred to herein as the “Provider” with respect to the material provided to the other party and as the “Recipient” with respect to the material received from the other party.

2.

The Material and the Research. Recipient will use the material received from the Provider (the “Material”) solely for the research described on Appendix A (the “Research”) and for no other purpose. Recipient agrees not to analyze the Material for the purpose of determining the structure thereof or to otherwise reverse engineer or manufacture the Material. Unless otherwise agreed by the parties, Recipient will not make any modification to, improvement to, or derivatives of the Material. The Research will be conducted solely by Recipient at Recipient’s research facilities, except as otherwise agreed in writing in advance by Provider. None of the Material will be transferred or sold to third parties except as specifically set forth in the preceding sentence.

3.

Transfer and Use of Material. The Material is intended exclusively for in vitro studies and Recipient will not use the Material for testing in or treatment of animals or humans. Recipient will ensure that all Material is handled by trained laboratory personnel only. Recipient and its representatives will use the Material in compliance with all applicable laws and regulations.

4.	Inventions. Provider shall own all inventions arising from the Recipient’s Research relating to the Material received from the Provider.

5.

Recipient Reports and Results. Recipient will keep Provider informed on an ongoing basis as to its progress in conducting the Research and, no later than forty (40) Korea business days from receipt of the Material by Celltrion (the “Due Date”), Recipient will provide Provider with a written report of the results and conclusions generated by Recipient during the Research (the “Evaluation”) and the additional information required by the Collaboration Agreement. The Evaluation shall be jointly owned by the parties. Neither party shall use or disclose the Evaluation or any results and conclusions of the Research relating to the Material provided to the Recipient for any purpose, without the prior written consent of the other party.

6.

Confidentiality. All Material and all information relating thereto provided by Provider to Recipient, including but not limited to structural data, shall be considered to be confidential information of the Provider. The Evaluation shall be confidential information of both parties. The obligation of confidentiality shall not apply to: (a) Material and information which, at the time of disclosure are published, known publicly or are otherwise in the public domain; (b) Material and information which, after disclosure are published or become known publicly or otherwise become part of the public domain, through no fault of the recipient party; (c) Material and information which, prior to the time of disclosure, are known to the recipient party, as evidenced by its contemporaneous written records; (d) Material and information which have been or are disclosed to the recipient party in good faith by a third party who was not, or is not, under any obligation of confidence or secrecy to the disclosing party at the time said third party discloses to the recipient party; or (e) Material and information which are required to be disclosed by recipient party pursuant to a legally enforceable order, direction or other regulation (“Order”), provided however, that recipient party promptly notifies disclosing party in advance of such disclosure and discloses only that Material and information necessary to comply with said Order. The party receiving confidential information under this Agreement’s obligation of confidentiality set forth in this Section 6 shall terminate five (5) years from the Effective Date of this Agreement.

7.

Term. This Agreement shall expire the day after the Due Date (the “Term”). Upon expiration of this Agreement, the Recipient will promptly return to Provider any unused Material (unless Provider directs Recipient to destroy such unused Material) and all of Recipient’s rights to use Provider’s confidential information and the Material will end. The Term of this Agreement may be extended or renewed upon mutual agreement of the parties, to be effectuated through an amendment to this Agreement prior to expiration of the original Term. Following expiration of this Agreement, neither party will have any further obligations under this Agreement, except that Sections 4 through 9 will continue to be in full force and effect.

8.

No Warranty. THE MATERIAL IS PROVIDED TO RECIPIENT “AS IS” AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

9.	Miscellaneous.

9.1.

It is expressly understood and agreed that the submission of samples and exchange of information under this Agreement shall not create any obligations on either party except as expressly provided herein.

9.2.

This Agreement shall be governed by and construed in accordance with the laws of England and Wales without regard to its conflict of laws provisions. Any and all disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be exclusively and finally resolved by arbitration under the Rules of the London Court of International Arbitration (“Rules”), which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one (1) and the seat of arbitration shall be London, England. The arbitral proceedings shall be conducted in the English language. The judgment rendered by the arbitrator shall be final and binding and may be entered into any court of competent jurisdiction. Notwithstanding the above, any action seeking injunctive relief may be brought in any court of competent jurisdiction.

9.3.

This Agreement and all rights and obligations hereunder shall not be assigned (whether through merger or consolidation, by operation of law, or otherwise), without the written consent of the other party and any attempt to assign without such consent shall be void.

9.4.

The parties do not intend that any agency, partnership, joint venture, or exclusive relationship is created between the parties by this Agreement, and each party is free to pursue relationships and opportunities with others similar to those contemplated by this Agreement. Nothing in this Agreement shall be construed as obligating the parties to enter into any subsequent agreement or relationship.

9.5.	Any waiver of compliance with the terms of this Agreement must be in writing, and any waiver in one instance shall not be deemed a waiver in any future instance.

9.6.

This Agreement, together with the Collaboration Agreement, sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, concerning such subject matter. This Agreement may be amended only by written agreement duly executed by the parties.

9.7.

This Agreement may be executed in one or more counterparts, each of which wit be deemed an original, and all of which together will be deemed to be one and the same instrument. The parties agree that electronics signatures or signatures affixed to any one of the originals arid delivered by facsimile, portable document format (PDF), or other electronic means shall be valid, binding and enforceable.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ABPRO CORPORATION		CELLTRION, INC.

By:	/s/ Ian Chan	By:	/s/ Woo Sung Kee
Name:	Ian Chan	Name:	Woo Sung Kee
Title:	CEO	Title:	CEO

Appendix A

Material Provided by Abpro/ Celltrion Research

Abpro Material to Celltrion:

Code	HER2 clone	CD3 clone	Amount (mg)
ABP100s.10.0	WT	SP34	1
ABP100s.10.5	L-S12D	SP34	1
ABP100s.10.6	L-N7P	SP34	1
ABP100s.10.5.1	L-S12D	SP34 variant 1	1
ABP100s.10.6.1	L-N7P	SP34 variant 1	1
Isotype control-SP34	N/A	SP34 variant 1	1
variant 1

Celltrion Research with Abpro Material:

(a)	Binding affinity to HER2 and CD3 expressing cell lines

(b)	T cell-dependent cellular cytotoxicity (TDCC) assay

(c)	Cytokine release assay (ELISA)

Confidential

APPENDIX D: ABP-102 Pre-Clinical Research Plan

Work to be performed	Responsible Party for performing work and payment of associated costs
Pharmacology in vitro testing
In Vitro Pharmacology Study TDCC and cytokine release	Abpro
In Vitro Pharm. Study TDCC and cytokine release w/ runimotamab	Abpro

Pharmacology in vivo testing in vivo efficacy study	Celltrion
non-GLP in vivo tox	Celltrion

GLP TOX Study + IND
Cyno non-GLP single dose tox	Celltrion
GLP Repeat dose tox study	Celltrion
PK/PD modeling to support FIH dose selection	Celltrion
ADA assay development and validation	Celltrion
Bioanalytical development	Celltrion
TCR monkey and human	Celltrion

Confidential

APPENDIX E: In vivo efficacy studies for Non-Inferiority Verification

The following evaluations in mouse models:

1) In vivo tumor rejection model based upon tumor volume or luciferase reporter measurements

2) Weight monitoring during in vivo study

3) cytokine release determined by blood draws